CONFIDENTIAL

August 27, 2013

Mr. Rob Cain

Dear Rob,

On behalf of Adept Technology, Inc. and in addition to your role as President and Chief Executive Officer, I am pleased to let you know that the Board of Directors has approved your election to the Board of Directors of Adept Technology, Inc. effective immediately and revised certain terms of your employment. You will continue in your role as President and CEO reporting to the Board of Directors of Adept. Your bi‐weekly rate will be increased to $12,500, which when annualized is a base salary of $325,000, subject to applicable taxes and withholdings. This increase will be retroactive to July 25, 2013. Your base compensation will be reviewed annually and may be adjusted based on your individual performance, Company performance, and competitive market data.

In your position as President and Chief Executive Officer, you will also be eligible to participate in the Fiscal 2014 Management Incentive Plan. Your target cash incentive under this plan is 65% of your base salary or $211,250 annualized upon completion of set quarterly and fiscal year objectives as reflected in the Fiscal 2014 Management Incentive Plan approved by the Board of Directors. Incentives are paid quarterly upon the certification of completion and performance by the Board of Directors.

Subject to approval by the Board of Directors you will receive a total of 546,050 shares of stock inclusive of options previously granted and as allowable under the terms of available Plans. Vesting will be based on performance criteria established by the Board of Directors.

If you are let go by the company for any reason other than cause and upon signing a separation agreement, the company will pay severance equal to your salary based on the following:

•	0-12 months from the date hereof 3 months

•	13-24 months from the date hereof 6 months

•	25+ months from the date hereof 12 months

Payment will be due in a lump sum upon termination or in regular pay periods over the prescribed period at the discretion of the company. Adept will cover COBRA expenses during the same time period.

As an Executive of the Company, you will continue to accrue vacation at a rate of 4 weeks per year and sick time at a rate of 2 weeks per year.

Adept Technology and you agree that your employment with Adept can be terminated “at will” by either party at any time, with or without notice, and for any reason, with or without cause subject to the terms of this letter agreement. This provision for at‐will employment may not be modified by anyone on behalf of Adept Technology except pursuant to a writing signed by an authorized officer.

You will at all times comply with and be subject to such policies and procedures as Adept Technology may establish from time to time for the company’s executive employees and the terms of the Company’s Code of Business Conduct and indemnification agreement for directors and executive officers. This offer letter is the complete statement of the terms and conditions of your employment with the Adept Technology and supersedes all prior agreements, understandings or representations between you and Adept, provided that it does not affect the cancellation or revocation of any previously granted options nor does it supersede or revise your agreements and obligations pursuant to any proprietary information agreement previously executed by you, which remains in full force and effect.

To indicate your acceptance of this offer, please return one original of this signed offer letter no later than 5 p.m. (PDT) on Wednesday, August 28, 2013.

Rob, it is a pleasure working with you in your Chief Executive Officer role. The Board of Directors look forward to your continued success and supporting you in this enhanced role.

Sincerely,

/s/ Michael P. Kelly

Michael P. Kelly
Chairman of the Board

I have read, understand, and accept the terms of employment stated above:

/s/ Rob Cain                    _8/27/2013__
Signature                     Date of Signature